Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES ANNOUNCES PRIVATE OFFERING OF SENIOR NOTES
NEW ORLEANS, LA April 4, 2011 . . . Stewart Enterprises, Inc. (the “Company”) (Nasdaq GS: STEI) announced today that it intends to commence an offering of $200 million aggregate principal amount of a new issue of senior notes through a private placement eligible for resale under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors under Regulation S of the Securities Act.
The Company intends to use the net proceeds from this offering, along with available cash, to repurchase or redeem all of its existing $200 million aggregate principal amount outstanding 6.25% senior notes due 2013.
The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities.